EXHIBIT 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

Marathon Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	152,943(3)	$11.16	$1,706,844	0.0000927	$159
Total Offering Amounts					$1,706,844		$159
Total Fee Offsets							$0.00
Net Fee Due							$159
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(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Marathon Bancorp, Inc. 2022 Equity Incentive Plan (the “2022 Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Marathon Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).

(2)
The proposed maximum offering price per share of $11.16 is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and is based upon the average of the high and low prices per share of the Company’s common stock as reported on the OTC Pink Marketplace on June 23, 2022.

(3)	Represents 152,943 shares of common stock, par value $0.01 per share, of the Company issuable pursuant to the 2022 Equity Plan.